Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc. 703-234-6854 alan.hill@si-intl.com

SI International Reports Record Financial Results for Second Quarter FY05
and Raises Full Year 2005 Guidance

Revenue up 50% to $96 million;

Operating Income up 61% to $8.3 million;

Net Income up 50% to $4.0 million;

Diluted EPS of 35 Cents

RESTON, VA – July 25, 2005 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its second quarter ended June 25, 2005.  Revenue for the second quarter of fiscal year 2005 (FY05) increased 50 percent and operating income increased by 61 percent as compared to the second quarter in the previous year.  The Company’s results were driven by strong organic growth in the Federal government IT business and the acquisition of Bridge Technology Corporation in December 2004 and of Shenandoah Electronic Intelligence, Inc. in February 2005.

Second Quarter FY05 Financial Results

Revenue for the second quarter of FY05 was $96.0 million, an increase of 50 percent over second quarter FY04 revenue of $63.8 million.  Federal government contract revenue, which represented 99 percent of second quarter FY05 total revenue, grew by 54 percent to $94.5 million, from $61.6 million for the second quarter FY04.  The strong growth during the second quarter reflects SI International’s continued excellence in performing mission-critical assignments in its four key focus areas: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing.

Income from operations for the second quarter of FY05 was $8.3 million, an increase of 61 percent over operating income of $5.2 million reported in the second quarter FY04.  Operating margin for the second quarter of FY05 was 8.7 percent, as compared to 8.1 percent in the second quarter of FY04. Net income for the second quarter FY05 was $4.0 million, an increase of 50 percent over second quarter FY04 net income of $2.7 million.  Diluted earnings per share for the second quarter FY05 was $0.35.

Backlog as of June 25, 2005 was $894 million, including $150 million in funded backlog and $744 million in unfunded backlog.  Days Sales Outstanding (DSOs) were 71 days at the end of the second quarter FY05.

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“We are very pleased to report another record quarter of financial results, marked by exceptional top-line growth, improving profitability, and very strong cash flow performance.  Organic growth was ahead of our targeted range of 10-15 percent, confirming that our capabilities are well aligned with the Federal government’s IT priorities. And we have successfully completed the integration of our two most recent acquisitions, which have substantially strengthened our capabilities in areas that offer significant opportunities for future growth,” said Ray Oleson, SI International’s Chairman and CEO.  “We continue our tradition of meeting or exceeding our financial goals for every quarter since becoming a public company.”

First Half FY05 Financial Results

For the first half of FY05 ended June 25, 2005, revenue increased 50 percent to $179.7 million, compared to $119.8 million for the first half of FY04.  Income from operations for the first half of FY05 was $14.8 million, an increase of 55 percent over operating income of $9.6 million reported a year earlier.  Operating margin for the first half of FY05 was 8.3 percent, as compared to 8.0 percent in the first half of FY04.  Net income for the first six months of FY05 was $7.3 million, an increase of 44 percent over the same period last year of $5.0 million

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the third and fourth fiscal quarters FY05 and revised its guidance for full year 2005.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2005:

	Q3 2005	Q4 2005	Full Year 2005
Revenue	$100 – 104 million	$108 million or better	$390 million or better
Net income	$4.2 – 4.4 million	$4.4 million or better	$16.0 million or better
Diluted earnings per share	$0.36 – 0.38	$0.38 or better	$1.37 or better

“Our strong performance in the first half of 2005, combined with robust opportunities for future work, provide us confidence that SI International is on track for an outstanding fiscal year. We believe that the trends that are driving government spending on IT are squarely aligned with SI International’s strengths,” said Oleson.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 9:00 AM EDT, tomorrow.  Participating in the conference call will be SI International’s Chairman and CEO, Ray Oleson, President and COO, Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, July 26, 2005 at 11:00 AM ET through Tuesday, August 2, 2005 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode number 29143837.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 3,800 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

Revenue	$95,983	$63,814	$179,700	$119,784
Direct costs	58,598	38,801	111,201	72,330
Indirect costs	27,929	19,049	51,509	36,358
Depreciation and amortization	531	598	1,082	1,187
Amortization of intangible assets	611	192	1,068	306
Income from Operations	8,314	5,174	14,840	9,603
Other Income (expense)	14		(85)
Interest expense	(1,659)	(738)	(2,756)	(1,272)
Income before provision for income taxes	6,669	4,436	11,999	8,331
Provision for income taxes	2,633	1,752	4,739	3,291

Net income	$4,036	$2,684	$7,260	$5,040

Basic weighted average shares outstanding	11,131	8,473	11,097	8,465
Diluted weighted average shares outstanding	11,650	9,008	11,638	8,926

Earnings per common share:
Basic	$0.36	$0.32	$0.65	$0.60
Diluted	$0.35	$0.30	$0.62	$0.56

EBITDA (1)	$9,456	$5,964	$16,990	$11,096

Notes:                                                             (1) EBITDA is defined as GAAP net income (loss) plus interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

Net income	$4,036	$2,684	$7,260	$5,040
Other expense (income)	(14)	—	85	—
Interest expense	1,659	738	2,756	1,272
Provision for income taxes	2,633	1,752	4,739	3,291
Depreciation	531	598	1,082	1,187
Amortization	611	192	1,068	306
EBITDA	$9,456	$5,964	16,990	$11,096

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	June 25, 2005		June 26, 2004		Growth
	$	%	$	%	$	%
Core government revenue	94,515	98.5%	61,587	96.5%	32,928	53.5%
Commercial revenue	1,468	1.5%	2,227	3.5%	(759)	(34.1)%
Total revenue	95,983	100.0%	63,814	100.0%	32,169	50.4%

Prime revenue	70,647	73.6%	51,300	80.4%	19,347	37.7%
Subcontract revenue	25,336	26.4%	12,514	19.6%	12,822	102.5%
Total revenue	95,983	100.0%	63,814	100.0%	32,169	50.4%

Cost plus	25,890	27.0%	17,085	26.8%	8,805	51.5%
Time & materials	43,352	45.2%	30,654	48.0%	12,698	41.4%
Fixed price	26,741	27.8%	16,075	25.2%	10,666	66.4%
Total revenue	95,983	100.0%	63,814	100.0%	32,169	50.4%

Department of Defense	42,376	44.2%	33,341	52.2%	9,035	27.1%
Civilian agencies	52,139	54.3%	28,246	44.3%	23,893	84.6%
Commercial	1,468	1.5%	2,227	3.5%	(759)	(34.1)%
Total revenue	95,983	100.0%	63,814	100.0%	32,169	50.4%

Major contracts:
C4I2TSR/C4I2SR	15,866	16.5%	8,613	13.5%	7,253	84.2%
SCOT	9,937	10.4%	0	0.0%	9,937	100.0%
NVC/KCC	9,474	9.9%	6,215	9.7%	3,259	52.4%
All other	60,706	63.2%	48,986	76.8%	11,720	23.9%
Total revenue	95,983	100.0%	63,814	100.0%	32,169	50.4%

SI International, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 25, 2005	December 25, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,932	$5,754
Accounts receivable, net	74,463	65,710
Deferred tax asset	2,740	2,740
Other current assets	4,962	3,503
Total current assets	97,097	77,707
Property and equipment, net	4,536	4,971
Intangible assets, net	17,708	6,575
Other assets	5,681	2,142
Goodwill	173,876	120,712
Total assets	$298,898	$212,107
Liabilities and stockholders’ equity
Current liabilities:
Note Payable—Line of Credit	$—	$28,954
Current portion of long-term debt	1,000	—
Accounts payable	13,433	11,225
Accrued expenses and other current liabilities	20,089	15,314
Deferred revenue	—	289
Note payable – former owner of acquired business	2,280	—
Total current liabilities	36,802	55,782
Long-term debt, net of current portion	99,000	—
Note payable—former owner of acquired business	—	2,280
Deferred income tax	5,046	5,046
Other long-term liabilities	4,268	3,929
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 11,167,894 and 11,047,533 shares issued and outstanding as of June 25, 2005 and December 25, 2004, respectively	112	111
Additional paid-in capital	129,568	128,192
Deferred compensation	(133)	(208)
Retained earnings	24,235	16,975
Total stockholders’ equity	153,782	145,070
Total liabilities and stockholders’ equity	$298,898	$212,107

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited

(in thousands)

	Six Months Ended
	June 25, 2005	June 26, 2004
Cash flows from operating activities:
Net income	$7,260	$5,040
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,082	1,187
Amortization of intangible assets	1,068	306
Loss on disposal of fixed assets	9	—
Deferred income tax provision	—	1,371
Stock-based compensation	62	66
Amortization of deferred financing costs	288	226
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	3,724	(11,164)
Other current assets	(1,360)	(1,047)
Other assets	(658)	(502)
Accounts payable and accrued expenses	2,152	(671)
Deferred revenue	(289)	(49)
Other long term liabilities	934	1,223
Net cash provided by (used in) operating activities	14,272	(4,014)
Cash flows from investing activities:
Purchase of property and equipment, net	(333)	(803)
Cash paid for acquisition of MATCOM	(82)	(66,065)
Cash paid for acquisition of Bridge Tech	(133)	—
Cash paid for acquisition of SEI, net of cash assumed	(73,758)	—
Net cash used in investing activities	(74,306)	(66,868)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,389	285
Proceeds from bank overdrafts	—	2,872
Net (repayments) borrowings under line of credit	(28,954)	16,000
Proceeds from long-term debt	100,000	30,000
Payments of debt issuance costs	(3,170)	(1,201)
Repayments of capital lease obligations	(53)	(70)
Net cash provided by financing activities	69,212	47,886
Net change in cash and cash equivalents	9,178	(22,996)
Cash and cash equivalents, beginning of period	5,754	23,252
Cash and cash equivalents, end of period	$14,932	$256
Supplemental disclosures of cash flow information:
Cash payments for interest	$1,916	$793
Cash payments for income taxes	$2,458	$2,788

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